Exhibit 10.1

09/14/2021

Shanti Gupta

Dear Shanti,

On behalf of AST & Science LLC, (the “Company” or “AST”), I am pleased to offer you the position of Chief Accounting Officer. The terms of your employment relationship with the Company are as set forth below.

1.	Position. Your title will be Chief Accounting Officer and you will be reporting to Thomas Severson, CFO/COO (or his successor). This is a regular Full-Time, exempt position.

2.	Start Date. Your start date will be September 15, 2021.

3.	Location. You will be assigned to the Company’s Miami, FL office. From time to time, you should anticipate/expect travel, including, but not limited to Company facilities nationwide and worldwide as part of your duties, considering all COVID-19 travel restrictions and COVID-19 travel precautions. The Company will provide you with, and/or pay your costs of, transportation and lodging/accommodations during these trips in accordance with applicable Company policy.

4.	Base Salary. You will be paid a semi-monthly salary in the gross amount of US $10,416.67, which is equivalent to US $250,000 gross annual salary. The base salary is subject to reductions to reflect applicable withholdings, payroll taxes and other deductions required by law; and is payable in accordance with the Company’s standard payroll schedule.

5.	Relocation Expense. The Company will pay you a relocation expense allowance to defray moving costs and other expenses you incur as you relocate to Miami, FL.. Additional details around the relocation payment are included on the Relocation Agreement, Exhibit B, provided with this letter.

6.	Employee Benefits. As a regular employee of the Company, you will be eligible to participate in Company-sponsored benefits, as in effect from time to time. The Company currently offers a comprehensive employee benefits program, including, but not limited to:

●	Private health, dental and vision insurance plan. As with Company employees generally, you will be eligible for the private health, dental and vision insurance plans we offer, as per Company policy. As a reminder, the cost of these coverage is shared between the employee and the employer. Specific terms and conditions may change upon coverage provider decision or Company policies. While we expect to continue to maintain competitive benefit plan offerings, please understand that nothing contained in this letter or otherwise shall create or be deemed to create any obligation on the part of the Company to adopt or maintain any health, dental, vision, 401(k)/retirement, or other benefit plan or program at any time or to create any limitation on the Company’s ability to modify or terminate any such plan or program

●	Equity Compensation. Subject to the approval of the Compensation Committee of the Board of Directors of AST SpaceMobile, Inc. (the Company’s public parent company), and your commencing employment and continued service through the grant date, you will be eligible to receive an award of Two Hundred Thousand (200,000) of AST SpaceMobile, Inc. restricted stock units. Your inventive equity award (“Equity Award”) will be subject to time-based vesting, (which we expect would vest over a four year period after the grant date, with 25% of such Equity Award vesting on the first anniversary of the grant date and then ratably on subsequent anniversaries), as determined by the Compensation Committee. The terms and conditions of the Equity Award will be determined by the Compensation Committee and set forth in a separate award agreement. Your Equity Award will be governed in all respects by the terms and conditions of the AST SpaceMobile, Inc. 2020 Incentive Award Plan and the separate Equity Award agreement.

Subject to the approval of the Compensation Committee of the Board of Directors of AST SpaceMobile, Inc. (the Company’s public parent company), and your commencing employment and continued service through the grant date, you will also be eligible to receive an award of Fifty Thousand (50,000) AST SpaceMobile, Inc. restricted stock units (“Performance RSUs”), which would vest based on the Compensation Committee’s certification of the attainment of the following criteria: (a) successful implementation by AST SpaceMobile, Inc. and subsidiaries of Sarbanes-Oxley compliance and the completion of the first annual Sarbanes-Oxley audit and (b) successful implementation of the enterprise resource planning (“ERP”) system, including, without limitation, successful integration of the Solumina manufacturing software and PLM engineering software; provided, further, that at the time of satisfaction of the foregoing performance criteria, there must not exist any material weakness in internal controls.

●	Retirement Plan. As with Company employees generally, you will be eligible to participate in the Company’s 401K retirement plan, currently administered by Voya Financial.

7.	Standard Employee Agreements. Like all Company employees in like positions, as a condition of your employment, you will be expected to sign and comply with a Confidentiality, Assignment of Inventions and Non-Competition and Non-Solicitation Agreement substantially in the form attached hereto as Exhibit A (the “Non-Competition Agreement”). Your employment will be contingent upon and not be deemed effective until you have executed and returned the Non- Competition Agreement to the Company. In addition, you will abide by the Company’s strict policy that prohibits any new employee from using or bringing with him or her from any previous employer any confidential information, trade secrets, or proprietary materials or processes of such former employer.

8.	Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company’s Chief Executive Officer.

9.	Assignment and Successors. This agreement shall be binding upon and inure to the benefit of the Company, you, and the Company’s and your respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of your rights or obligations may be assigned or transferred by you, other than your rights to payments hereunder, which may be transferred only by will or by operation of law.

10.	Employment Eligibility. In compliance with the Immigration Reform and Control Act of 1986, this offer of employment is conditional upon you presenting documents verifying your identity and legal authorization to work in the United States. We ask that you be prepared to present the proper documents as required by the Department of Homeland Security for the Employment Eligibility Verification I-9 form that you will be asked to complete within the first three days of employment.

11.	Company Policies. As an employee of the Company and as a condition of your continued employment, you will be expected to comply with all Company policies and procedures as adopted from time-to- time, including but not limited to such policies as may be adopted in the Company’s employee handbook and policies relating to the Company’s compliance with applicable laws, rules, and regulations.

12.	Employment Relationship. Notwithstanding the above provisions, this letter is not to be construed as a contract of employment for any fixed time period; nor modifies or waives the “at will” status of an employee. Either you or the company may terminate the employment relationship, with or without advance notice, with or without Cause (as defined below), at any time without any obligation for services to be performed or compensation to be paid for any period beyond the effective date of termination. Any contrary representations that may have been made to you are superseded by this letter. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you). In the event that your employment is terminated by the Company without Cause, the Company will pay to you an amount equal to your monthly base salary for a period of six (6) months provided that you execute and deliver to the Company an effective release of claims in a form prescribed by the Company (the “Release”) within 21 days (or, to the extent required by law, 45 days) following the date of termination and that you not revoke the Release during any applicable revocation period. Notwithstanding anything to the contrary herein, no compensation or benefits, including without limitation the severance payment described above, shall be paid to you during the six- month period following your separation from service if the Company determines that paying such amounts at the time or times indicated would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh month following the date of Separation from Service, the Company will pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period.

For purposes hereof, “Cause” shall mean the occurrence of any one or more of the following events:

i.	your willful failure to substantially perform his duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness), including your failure to follow any lawful directive from the Chief Financial Officer and Chief Operating Officer (“CFO/COO”) within the reasonable scope of your duties and your failure to correct the same (if capable of correction, as determined by the CFO/COO), within 30 days after a written notice is delivered to you, which demand specifically identifies the manner in which the CFO/COO believes that you have not performed your duties;

ii.	your commission of, indictment for or entry of a plea of guilty or nolo contendere to a felony crime (excluding vehicular crimes that do not result in substantial bodily injury or death) or a crime of moral turpitude;

iii.	your material breach of any material obligation under this letter, the Confidentiality Agreement or any other written agreement with the Company or its affiliates or under any applicable policy of the Company or its affiliates (including any code of conduct or harassment policies), and your failure to correct the same (if capable of correction, as determined by the CFO/COO), within 30 days after a written notice is delivered to you, which demand specifically identifies the manner in which the CFO/COO believes that you have materially breached such agreement;

iv.	any act of fraud, embezzlement, theft or misappropriation from the Company or its affiliates by you;

v.	your willful misconduct or gross negligence with respect to any material aspect of the Company’s business or a material breach by you of your fiduciary duty to the Company or its affiliates, which willful misconduct, gross negligence or material breach has a material and demonstrable adverse effect on the Company or its affiliates; or

vi.	your commission of an act of material dishonesty resulting in material reputational, economic or financial injury to the Company or its affiliates.

13.	Entire Agreement. This agreement, together with the Confidentiality Agreement described in Sections 5 and 7, constitute the entire agreement between the parties and supersedes all other agreements or understandings, whether written or oral, regarding your service to the Company.

14.	Certain Exclusions. Notwithstanding the foregoing or anything herein or in the Non-Competition Agreement to the contrary, you understand that (i) nothing contained herein or in the Non- Competition Agreement will prohibit you from filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation; (ii) nothing herein is intended to or will prevent you from communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to your attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding; and (iii) pursuant to 18 USC Section 1833(b), you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

15.	Governing Law. Governing Law. This agreement shall be governed, construed, interpreted, and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of FL without giving effect to any principles of conflicts of law, whether of the State of FL or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction.

You may indicate your agreement with these terms and AST’s pre-employment requirements, by signing and dating both the enclosed original of this letter and the enclosed Non-Competition Agreement, and returning them to the undersigned. By signing this letter, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

We look forward to a long and happy association with you and our Company, and we are confident that you will make a significant contribution to our business!

AST & Science LLC

/s/ Thomas Severson
By:	Thomas Severson, CFO & COO

The foregoing terms and conditions are hereby accepted as of September 14, 2021. Signed: /s/ Shanti Gupta

EXHIBIT A

Form of Non-Competition Agreement

AST&SCIENCE, LLC

NONDISCLOSURE, CONFIDENTIALITY, ASSIGNMENT AND

NONCOMPETITION AGREEMENT

THIS NONDISCLOSURE, CONFIDENTIALITY, ASSIGNMENT AND NONCOMPETITION AGREEMENT (this “Agreement”) is made effective this 14th day of September 2021, (to become effective upon my full-time employment with AST&Science, LLC) by and between AST&Science, LLC, a Delaware limited liability corporation and its subsidiaries (collectively, with any predecessors, successors, and assignees, the “Company”), and the undersigned “I” or “me”), in consideration of my engagement or continued engagement as an officer, employee, director, advisor, partner, independent contractor or consultant of the Company (an “Associate”), and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, as follows:

1. DEFINITIONS.

1.1. “Affiliate” means any direct or indirect subsidiary of the Company and any entity which controls either the Company or is under common control with the Company (in each case “control” meaning the direct or indirect ownership of 50% or more of all outstanding equity interests).

1.2. “Confidential Information” Confidential Information of the Company shall be include any information, data, or compilation of information or data disclosed developed, acquired, or generated by Company, or its employees, or its Affiliates, including information and materials conceived, originating, discovered, or developed in whole or in part by the Associate at the request of or for the benefit of the Company while employed by the Company, and which is generally not known to persons who are not employees of the Company and which Company generally does not share other than with its employees, or with its customers and suppliers on an individual transactional basis. Confidential Information may be shared with Associate either directly or indirectly, in writing, orally or by inspection of tangible objects, whether or not expressly identified as “Confidential” or bearing similar markings by the Company. By way of illustration and not limitation, Confidential Information shall include: (i) any and all trade secrets concerning the business and affairs of the Company, product specifications, data, know- how, compositions, processes, formulas, methods, designs, mask work, samples, inventions and ideas, past, current and planned development or experimental work, current and planned distribution methods and processes, customer and supplier lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related processes, algorithms, compositions, improvements, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) of the Company, information relating to the projects of the Company, and any other information, however documented, of the Company that is a trade secret; (ii) any and all information concerning the business and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names, compensation, resumes, and backgrounds of key personnel, personnel training and techniques and materials), however documented; (iii) all derivatives, improvements and enhancements to the Company’s technology which are created or developed; (iv) information of third parties as to which the Company has an obligation of confidentiality; (v) all information about and all communications received from, sent to, or exchanged between the Company and any person or entity which has entered into a transaction with the Company involving the Company’s business, (vi) all information about employees, agents, or representatives of suppliers who are involved in evaluating, providing information for, deciding upon, or committing to sell, ship, deliver, exchange, or otherwise enter into a transaction involving any goods, products, or services which form any part of the Company’s business, (vii) all information regarding the design, layout, configuration, fabrication, or construction of any of the Company’s products, satellites, and any/all satellite internal and external components, including all of its manufacturing processes, and (viii) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing.

1.3. “Inventions” means all ideas, concepts, discoveries, inventions, developments, improvements, formulations, products, processes, know-how, designs, formulas, methods, developmental or experimental work, clinical data, original works of authorship, software programs, software and systems documentation, hardware programs, hardware systems and documentation, trade secrets, technical data, or licenses to use (whether or not patentable or registrable under copyright or similar statutes), that are or were made, conceived, devised, invented, developed or reduced to practice or tangible medium by me, either alone or jointly with others (a) during any period that I am an Associate of the Company, whether or not during normal working hours or on the premises of the Company, which relate, directly or indirectly, to the business of the Company or its Affiliates, (b) at the request of or for the benefit of the Company during any period prior to my engagement as an Associate of the Company which relate, directly or indirectly, to the business of the Company or its Affiliates, or (c) which arise out of, or are incidental to, my engagement as an Associate of the Company.

1.4. “Prior Inventions” means any inventions made, conceived, devised, invented, developed or first reduced to practice by me, under my direction or jointly with others prior to the date of this Agreement and which do not constitute Inventions within the meaning of Section 1.3 above.

1.5. “Third Party Information” means any confidential or proprietary information received by the Company or its Affiliates from third parties.

2. CONFIDENTIALITY.

2.1. Recognition of the Company’s Rights. I understand that the Company continually obtains and develops valuable Confidential Information which may or has become known to me in connection with my engagement as an Associate of the Company. I acknowledge that all Confidential Information is and shall remain the exclusive property of the Company or the third party providing such Confidential Information to myself, the Company, or the Company’s Affiliates.

2.2. Nondisclosure of Confidential Information. At all times during the term of my engagement as an Associate of the Company and following the termination of such engagement for any reason, I will hold in strictest confidence and will not disclose, use, lecture upon, publish or otherwise make available to any third party (other than personnel of the Company or its Affiliates who need to know such information in connection with their work for the Company), any Confidential Information of the Company, except as such disclosure, use or publication may be required in connection with my work for the Company, or as expressly authorized in writing by an executive officer of the Company. I agree that I shall use such Confidential Information only in the performance of my duties for the Company and in accordance with any Company policies with respect to the protection of Confidential Information. I will take strict precautions to maintain the confidentiality of the Confidential Information received from the date of receipt, and take appropriate action, and I shall immediately notify the Company in writing in the event of any unauthorized use or disclosure of the Confidential Information.

2.3. Third Party Information. In addition, I understand that the Company has received and in the future will receive Third Party Information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my engagement as an Associate of the Company and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its Affiliates who need to know such information in connection with the performance of their duties for the Company) or use any Third Party Information, except as such disclosure or use may be required in connection with the performance of my duties for the Company, or as expressly authorized in writing by an executive officer of the Company.

2.4. Exceptions. My obligations under Sections 2.2 and 2.3 hereof shall not apply to the extent that certain Confidential Information: (a) is or becomes generally known within the Company’s industry through no fault of mine; (b) was known to me prior to my engagement with the Company as evidenced by my written records at the time of disclosure; (c) is lawfully and in good faith made available to me by a third party who did not derive it from the Company or the Company’s Affiliates and who imposes no obligation of confidence to me, the Company, or the Company’s Affiliates; or (d) is required to be disclosed by a governmental authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to the Company. Further, nothing herein shall restrict me from reporting violations of law to a governmental agency or engaging in other legally protected conduct.

2.5. Protection and Return of Confidential Information. I agree to exercise all reasonable precautions to protect the integrity and confidentiality of Confidential Information in my possession and not to remove any materials containing Confidential Information from the premises of the Company, except to the extent necessary in the performance of my duties for the Company or unless expressly authorized in writing by an executive officer of the Company. All business records, papers and documents, notes, data, forms, reference and training materials, leads, and any other records, however documented, kept or made by the Associate and which relate to the business of the Company, and/or its Confidential Information, shall be and remain the sole property of the Company. Upon the termination of my engagement as an Associate of the Company, or at any time upon the Company’s request, I shall return immediately to the Company any and all notes, data, forms, reference and training materials, leads, and any other records memoranda, specifications, devices, formulas and documents, together with copies thereof, and any other material containing or disclosing any Confidential Information of the Company or Third Party Information then in my possession or under my control, including any Confidential Information contained on or within any personal computer, smartphone, tablet, or any other telephonic or electronic communication or data storage device, including those owned by me that were used during my employment with the Company (all of which are hereinafter collectively called “Electronic Devices”). The Company shall have the right to inspect any Electronic Device and to remove any Confidential Information therefrom.

2.6. Notice of Immunity. I am hereby notified that under the Defend Trade Secrets Act, (1) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual

(A) files any document containing the trade secret under seal and (B) does not disclose the trade secret, except pursuant to court order.

3. ASSIGNMENT OF INVENTIONS.

3.1. Ownership of Inventions. As further clarified in 3.2 below, I acknowledge that all Inventions already existing at the date of this Agreement or which arise after the date of this Agreement, belong to and are the absolute property of the Company and will not be used by me for any purpose other than carrying out my duties as an employee of the Company. For purposes of this Article 3 and each subpart, the term “Company” shall mean AST&Science, LLC, or, if I become employed by any Affiliate, successor or assign of AST&Science, LLC, such Affiliate, successor or assign.

3.2. Assignment of Inventions; Enforcement of Rights; Moral Rights.

(a) Subject to Section 3.6, I (i) will immediately notify and disclose to the Company, or any person designated by it; and (ii) hereby assign and agree to assign in the future to the Company, for no additional consideration, royalty, or compensation, all of my right, title, and interest, anywhere in the world: in and to any and all information, improvements, formula, process, techniques know- how and data, inventions, works of authorship, ideas, concepts, materials, methods, databases, compilations, programs, software, discoveries, developments, designs, artwork, algorithms, including improvements and derivatives thereof, other copyrightable works, and techniques and all intellectual property rights therein, whether or not patented, patentable, registered or registrable, made, discovered, conceived or reduced to practice or learned by me, either alone or jointly with others (collectively, the “Invention(s)”), (1) during the time I am associated with the Company, which are: (A) related to the Company’s business as currently conducted or as may be conducted in the future, and/or (B) reduced to practice, or caused to be conceived or developed or reduced to practice with the use of any of the Company’s equipment, supplies, facilities or Confidential Information, or result from or are suggested by any task assigned to me or any work performed by the Associate for or on behalf of the Company or by the scope of my duties and responsibilities with the Company, and/or (C) competitive or likely to be competing with the Company’s business as currently conducted and as may be conducted in the future; and (2) from the time I cease to be associated with the Company, which are: (A) related to, or stem from, the my association with the Company or the Confidential Information, and/or (B) result from, or are suggested by, any task assigned to me or any work performed by me for, or on behalf of, the Company or by the scope of my duties and responsibilities with the Company. I agree that Inventions first reduced to practice within one (l) year after termination of my employment with the Company shall be treated as if conceived during such employment unless I can establish specific events giving rise to the conception which occurred after such employment. Further, I disclaim and will not assert any rights in Inventions as having been made, conceived or acquired prior to employment by Company.

(b) I also agree to assign all my right, title and interest in and to any particular Inventions to a third party as directed by the Company. During and after my engagement as an Associate of the Company, I shall cooperate with the Company, at the Company’s expense, in obtaining proprietary protection for the Inventions and I shall execute all documents which the Company shall reasonably request in order to perfect the Company’s rights in the Inventions. I hereby appoint the Company my attorney to execute and deliver any such documents on my behalf in the event I should fail or refuse to do so within a reasonable period following the Company’s request. I understand that, to the extent this Agreement shall be construed in accordance with the laws of any country or state which limits the assignability to the Company of certain inventions, this Agreement shall be interpreted not to apply to any such invention which a court rules or the Company agrees is subject to such limitation. For the avoidance of doubt, the Company does not own, and the Company is not requiring me to assign any rights in, any Inventions excluded by applicable state law, such as Illinois Employee Patent Act, 765 Ill. Comp. Stat. 1060, California Labor Code Section 2870, or other similar law to the extent such law applies to me.

(c) Any assignment of Inventions (and any assignment of an Invention as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively, “Moral Rights”). To the extent that such Moral Rights cannot be assigned under applicable law and to the extent that the following is allowed by the laws in the various countries where Moral Rights exist, I hereby waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent. I hereby explicitly waives any interest, claim or demand for any Moral Rights that I have or may have in the future, with respect to the Inventions and all rights to assert against the Company, any claim whatsoever, before any forum, including without limitations judicial and administrative forums, with respect to said Moral Rights.

3.3. Works for Hire. I acknowledge that all original works of authorship made by me (solely or jointly with others) within the scope of my engagement as an employee of the Company or any prior engagement by the Company, which are protectable by copyright are intended to be “works made for hire”, as that term is defined in Section 101 of the United States Copyright Act of 1976 (the “Act”), or by any analogous law, and shall be the property of the Company, its successors, assigns or nominees, and that I shall not be entitled to any compensation, royalty, or any other consideration except as explicitly set forth in the employment agreement between me and the Company, for the creation or assignment of such works made for hire to the Company, its successors, assigns or nominees; and the Company shall be the sole author within the meaning of the Act. If the copyright to any such copyrightable work shall not be the property of the Company by operation of law, I will and hereby do, without further consideration, assign to the Company all of my right, title and interest in such copyrightable work and will cooperate with the Company and its designees, at the Company’s expense, to secure, maintain and defend for the Company’s benefit copyrights and any extensions and renewals thereof on any and all such work.

3.4. Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Inventions made by me during the period of my engagement as an Associate of the Company or any prior engagement by the Company, which records shall be available to and remain the sole property of the Company at all times.

3.5. Obligation to Keep Company Informed. During the period of my engagement as an Associate of the Company, and for twelve (12) months after termination of my engagement as an Associate of the Company, I agree to promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of my engagement as an Associate of the Company.

3.6. Prior Inventions. I further represent that the attached Schedule A contains a complete list of all Prior Inventions. Such Prior Inventions are considered to be my property or the property of third parties and are not assigned to the Company hereunder. If there is no such Schedule A completed and attached hereto, I represent that there are no such Prior Inventions. If I am claiming any Prior Inventions on Schedule A, I agree that, if in the course of my engagement as an Associate of the Company or any prior engagement by the Company, I incorporate any Prior Invention into a Company product, process or machine, the Company shall automatically be granted and shall have a non-exclusive, royalty- free, irrevocable, transferable, perpetual, world-wide license (with rights to sublicense) to make, have made, modify, use and sell such Prior Invention as part of, or in connection with, such product, process or machine. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

4. OTHER AGREEMENTS.

4.1. No Conflicting Obligations. I hereby represent to the Company that, except as identified on Schedule B, I am not bound by any agreement or any other previous or existing business relationship which conflicts with or prevents the full performance of my duties and obligations to the Company (including my duties and obligations under this or any other agreement with the Company) during my engagement as an Associate of the Company. I agree I will not enter into any agreement either written or oral that conflicts with this Agreement.

4.2. No Improper Use of Information of Prior Employers or Others. I understand that the Company does not desire to acquire from me any trade secrets, know-how or confidential business information I may have acquired from others. Therefore, I agree during my engagement as an Associate of the Company, I will not improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer, or any other person or entity with whom I have an agreement or to whom I owe a duty to keep such information in confidence. Those persons or entities with whom I have such agreements or to whom I owe such a duty are identified on Schedule B.

5. NON-COMPETITION. I agree that while I am engaged as an Associate of the Company or any Affiliates and for the period of one (1) year immediately following the termination or cessation of such engagement for any reason, I shall not, without the Company’s prior written consent, directly or indirectly, for my own benefit or for the benefit of any other person or entity, (a) engage in, conduct, or manage, or prepare to engage in, conduct or manage, the Business, or any part thereof, in direct or indirect competition with the Company or any of its Affiliates, (b) invest in or own (other than in my capacity as a holder of not more than 1% of the combined voting power of the outstanding stock of a publicly held company) a Competitor, or (c) become employed or engaged by or render services to a Competitor, whether as a principal, director, owner, agent, employee, consultant, contractor, partner, or stockholder of, or in any other capacity, excluding roles that are wholly unrelated to the Business and in which I could not reasonably be expected to use or disclose any Confidential Information.

For purposes of this Section 5:

The “Business” of the Company and/or any of its Affiliates shall be defined as: Providing connectivity to and from space, airborne, and high altitude platforms using standard user equipment, such as cellular phones, IoT equipment, and other mobile equipment, using 3GPP/2G/3G/4G/5G frequencies or technology or any other businesses that the Company engages in or has material plans to engage in during my employment or upon my termination. I acknowledge that the Company is engaged in the Business worldwide.

A “Competitor” of the Company and/or any of its affiliates shall be defined as: Any person or entity who engages in the Business in direct or indirect competition with the Company or any of its Affiliates, in any city, county, territory, state, or country where the Company or any of its Affiliates conduct business or where I had a material presence during my engagement with the Company.

6. GENERAL NON-SOLICITATION. I agree that while I am engaged as an Associate of the Company or any Affiliates and for the period of one (1) year immediately following the termination or cessation of such engagement for any reason, I shall not, directly or indirectly, for my own benefit or for the benefit of any other person or entity: (a) solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company or its Affiliates which were contacted, solicited or served by me while I was engaged as an Associate of the Company or any Affiliate, (b) provide or offer to provide goods or services to any client or customer of the Company or its Affiliates, that are similar to any goods or services which the Company or any of its Affiliates provides or could provide, or (c) interfere with or harm the Company’s or an of its Affiliate’s business relationships with any of their clients, customers, accounts, suppliers, vendors, or other business relations.

7. NON-SOLICITATION OF EMPLOYEES AND CONSULTANTS. I agree that while I am engaged as an Associate of the Company or any Affiliates and for the period of one (1) year immediately following the termination or cessation of such engagement for any reason, I shall not, directly or indirectly, for my own benefit or the benefit of any other person or entity: (a) hire, recruit, or solicit, or attempt to hire, recruit, or solicit any employee, independent contractor or consultant of the Company or its Affiliates; (b) induce or attempt to induce any employee, independent contractor or consultant of the Company or its Affiliates to discontinue his or her or its relationship with the Company or its Affiliates, or (c) interfere with or harm the Company’s or any of its Affiliate’s relationships with any of their employees, independent contractors, or consultants.

8. NOTICE OF SUBSEQUENT EMPLOYMENT OR ENGAGEMENT. I shall, for a period of one (1) year after the termination or cessation of my engagement as an Associate of the Company, notify the Company of any change of address, and of any subsequent employment or engagement (stating the name and address of the employer and the nature of the position) or any other business activity.

9. GENERAL.

9.1. Assignment; Successors and Assigns. This Agreement may not be assigned by either party except that the Company may assign this Agreement to any Affiliate or in connection with the merger, consolidation or sale of all or substantially all of its business or assets. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and other legal representatives and, to the extent that any assignment hereof is permitted hereunder, their assignees.

9.2. Entire Agreement. The obligations pursuant to Sections 2 and 3 of this Agreement shall apply to any time during which I was previously engaged as an Associate of the Company, or am in the future engaged as an Associate of the Company or any Affiliate if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement supersedes all prior agreements, written or oral, with respect to the subject matter of this Agreement.

9.3. Severability. In the event that any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and all other provisions shall remain in full force and effect. If any of the provisions of this Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law. I agree that should I violate any obligation imposed on me in this Agreement, I shall continue to be bound by the obligation until a period equal to the term of such obligation without violation of such obligation.

9.4. Amendments and Waivers. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any occasion if effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

9.5. At-Will. I understand that this Agreement does not constitute a contract of employment or create an obligation on the part of the Company to continue my employment (if any) with the Company. I understand that my employment or engagement is “at will” and that my obligations under this Agreement shall not be affected by any change in my title, job function, authority, duties or responsibilities, or compensation or benefits by the Company. Any subsequent change or changes in my title, job function, authority, duties or responsibilities, or compensation or benefits will not affect the validity or scope of this Agreement.

9.6. Legal and Equitable Remedies. I acknowledge that (a) the business of the Company and its Affiliates is global in scope and its services may be marketed and sold throughout the world; (b) the Company and its Affiliates compete with other businesses that are or could be located in any part of the world; (c) the Company has required that I make the covenants contained in this Agreement as a condition to my engagement as an Associate of the Company; and (d) the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company and its Affiliates and are reasonable for such purpose. I agree that any breach of this Agreement by me will cause irreparable damage to the Company and its Affiliates and that in the event of such breach, the Company shall be entitled, in addition to monetary damages and to any other remedies available to the Company under this Agreement and at law, to equitable relief, including injunctive relief, and to payment by myself of all costs incurred by the Company in enforcing of the provisions of this Agreement, including reasonable attorneys’ fees. I agree that should I violate any obligation imposed on me in this Agreement, I shall continue to be bound by the obligation until a period equal to the term of such obligation has expired without violation of such obligation.

9.7. Governing Law. This Agreement shall be construed as a sealed instrument and shall in all events and for all purposes be governed by, and construed in accordance with, the laws of the State of Florida without regard to any choice of law principle that would dictate the application of the laws of another jurisdiction. Any action, suit or other legal proceeding which I may commence to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court in Miami Dade County, State of Florida (or, if appropriate, a federal court located within Miami Dade County, State of Florida), and I hereby consent to the jurisdiction of such court with respect to any action, suit or proceeding commenced in such court by the Company.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written as an instrument under seal.

ASSOCIATE

/s/ Shanti Gupta
Shanti Gupta
Chief Accounting Officer

AST&SCIENCE, LLC

/s/ Thomas Severson
Thomas Severson
CFO and COO

Schedule A

Prior Inventions:

Please List or write “None”:

Schedule B

Conflicting Agreements/Obligations

Please List or write “None”: